Exhibit 99.1

FOUNTAIN HILLS, Ariz., March 9, 2011 /PRNewswire/ -- Sunridge International (OTC Bulletin Board:SNDZ.ob - News), announced today that it has appointed Charles B. Mathews CPA MBA as its CFO.

Sunridge CEO, G. Richard Smith stated, "We are moving fast with our business plan. Recently the company made the decision to move into company owned and operated glaucoma treatment centers, to take advantage of the tremendous amount of money to be made treating patients with our patented PNT treatment for glaucoma and ocular hypertension. While we are still expanding our distribution network around the world, the added revenue brought in by our clinical operations should accelerate the time needed to bring Sunridge to profitability.

We are moving forward to complete funding for our first clinic. Mr. Mathews, will be a valuable asset throughout the fundraising process and in structuring our clinics. For additional information on Mr. Mathews, please refer to our 8-K announcement."

Glaucoma is the second leading cause of blindness, affecting over 70 million people worldwide. PNT has been proven (through studies completed over the last 10 yrs) to be a safe, effective, non-invasive and a cost effective alternative for treatment for glaucoma and ocular hypertension. The 2-minute treatment has been developed, patented, and distributed by Sunridge International, wholly owned subsidiary, Ophthalmic International www.oi-pnt.com.

CONTACT:

Jeff Smith, Sunridge International
T: +1-480-837-6165
e-mail: info@sunridgeint.com

MEDIA:

Victor Webb, Marston Webb International
T: (212) 684-6601
e-mail: marwebint@cs.com